UNITED STATES

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April 1, 2016

Dear IBM Stockholder:

Re: IBM 2016 Proxy Statement

By now you should have received our Annual Report for 2015 and Proxy Statement for our upcoming 2016 Annual Meeting of Stockholders. Our Annual Report begins with a letter from our Chairman, President and Chief Executive Officer, Ginni Rometty, describing the progress of our transformation into a cognitive solutions and cloud platform company.  2015 was a pivotal year in our journey, providing strong confirmation of the strategic direction of our transformation.  We are excited and confident about the cognitive future and we are working hard to build it.

In 2015, IBM generated $81.7 billion in revenue, $17.7 billion in operating pre-tax income, and operating earnings per share of $14.92 from continuing operations. We returned $9.5 billion to you, our stockholders — approximately $4.6 billion through gross share repurchases and nearly $5 billion through dividends.  We raised our dividend for the 20th consecutive year, and 2015 was IBM’s 100th straight year of providing one.

We dramatically accelerated the growth of our strategic imperatives — cloud, analytics, mobile, social and security. Together, our strategic imperatives generated $29 billion of revenue in 2015, posting double-digit growth for the year, and in every quarter. For the year, strategic imperatives represented 35% of IBM’s revenue, up from 22% just two years ago.  We continued to invest heavily in research and development and were awarded more U.S. patents than any other company for the 23rd consecutive year.  We also announced 15 acquisitions, including population health management leader Phytel, health data management leader Explorys, and medical images firm Merge Healthcare to help build out our new Watson Health business unit, as well as Cleversafe and assets of The Weather Company to enhance IBM’s Cloud platform.

We believe that your investment in IBM reflects your confidence in IBM’s Board, management and business strategy. We are asking that you support the Board’s recommendations on all of the proposals in our Proxy Statement, voting FOR all of our directors (voting item #1), FOR the ratification of our independent accounting firm (voting item #2), FOR our Say on Pay Proposal (voting item #3), and AGAINST all three of the stockholder proposals — disclosure of lobbying policies and practices, right to act by written consent, and independent board chair (voting items #4, #5 and #6).

We want to draw your particular attention to proposals #3 and #6:

Proposal #3 — Advisory Vote on Executive Compensation (Say on Pay)

•                  We are asking you to approve the compensation of the named executives as disclosed in our Proxy Statement.

•                  IBM’s compensation strategy supports IBM’s ongoing transformation and is designed to pay for performance. The strategy is designed to ensure that executives balance short-term objectives against long-term priorities, to align executive and stockholder interests, and to attract and retain the leadership needed to successfully deliver on our ongoing shift to higher value.

•                  At IBM, pay decisions are made in the context of our financial performance, while taking into account the substantial progress we have made in our transformation into a cognitive solutions and cloud platform company.

•                  For 2015, 90% of the compensation for the named executive officers was performance based.

•                  Our CEO earned 55% of her annual total target compensation in 2015.  The other named executive officers earned 46% to 63% of their annual total target compensation in 2015.

•                  In 2015, nearly 72% of compensation of the named executive officers was in the form of long-term incentive through Performance Share Units, which are 100% performance based and which pay out nothing if the threshold performance level is not reached.

•                  In fact, the 2015 payout of Performance Share Units to named executive officers for the period 2013-2015 was approximately 34% of its original award value.

•                  IBM has also long demonstrated its commitment to sound executive compensation and corporate governance principles, working to ensure that its practices protect and further the interest of stockholders.

•                  We have also enclosed a presentation demonstrating how IBM’s executive compensation is directly linked to IBM performance.

Proposal #6 - Stockholder Proposal to Have an Independent Board Chairman

•                  We are asking you to oppose this proposal because we believe that you benefit when the Board can select the best candidates and the best leadership structure to run IBM.

•                  One of the most important tasks undertaken by a Board is to select the leadership of the Board and IBM.  Limiting the candidate pool and mandating a split chair/CEO structure as suggested by the proponent does nothing to enhance the ability of the Board to exercise its fiduciary obligation to identify the best leadership for IBM for the long term.  This obligation is taken seriously by your Board, a diverse group of leaders in their fields, including current and former Chairmen and CEOs of Fortune 500 companies, and leaders of major academic institutions.

•                  The proposal is an irrelevancy at the current time, and does not ask for any change to the Board’s leadership structure to be phased in until the next CEO transition.  Our Board has affirmed support for the current leadership structure to see the company through its landmark transformation and you, our owners, have consistently validated the company’s leadership, with Mrs. Rometty receiving over 94% support each year since she became Chairman.

•                  Your Board has determined that combining the Chairman and CEO roles is in the best interests of the company at the current time.  In the past, the Board has split the Chairman and CEO roles during previous CEO transitions to provide seamless and successful leadership transitions that have served as a model for public company succession planning.  In either case, the Board is in the best position to decide which leadership structure best serves their business and shareholders at any given point in time.

•                  And we already have independent board leadership in the form of our Independent Presiding Director with robust and meaningful responsibilities.  For example, we have enhanced our governance practices to ensure that after each Board meeting there is a forum for discussion by our non-management directors by holding an executive session of the non-management directors, led by the Independent Presiding Director.  As a result, in 2015, non-management directors met in executive session 9 times.  The Independent Presiding Director also acts as a liaison between the Chairman and the independent directors, approves information, meeting agendas and meeting schedules for the Board, and is authorized to call meetings of independent directors at any time.

•                  IBM is committed to strong corporate governance.  Independent directors comprise 85% of the Board and 100% of the Audit, Directors and Corporate Governance and Executive Compensation and Management Resources Committees.

We appreciate your ownership and your support.  Please do not hesitate to call Christina Montgomery at 914-499-XXXX or Patricia Murphy at 914-499-XXXX if you have questions or comments.

Sincerely,

/s/ Christina M. Montgomery
Christina M. Montgomery Vice President and Secretary

/s/ Patricia Murphy
Patricia Murphy
Vice President, Investor Relations

Dear IBM Investor: IBM is unique. It is the only company in our industry that has reinvented itself through multiple technology eras and economic cycles. We do so for one reason: to create differentiating value for our clients and for you, our owners. We are doing so again, in an IT industry that is fundamentally reordering at an unprecedented pace. In important ways, our industry is unrecognizable from what it looked like just a few years ago. So is your company. Today, IBM is much more than a “hardware, software, services” company. IBM is now emerging as a cognitive solutions and cloud platform company.

2 A Letter from the Chairman Virginia M. Rometty Chairman, President and Chief Executive Officer

2015 IBM Annual Report 3 In this year’s report, I will share my perspective on what this means to you and to our clients around the world. I will discuss our results from 2015 and what we expect to achieve this year and beyond. Although more must be done and the work of transformation is never complete, I believe we have reached a turning point in our journey. Then last year, we launched integrated units to make it easier and quicker to put together solutions drawn from our expanding digital portfolio, further accelerating growth and enhancing client experience. We shifted more than $5 billion of investment to add fuel to our strategic imperatives, and in 2015 these businesses delivered solid growth, contributing 35 percent of IBM’s total revenue, up signifi cantly from 22 percent two years ago. Now, in 2016, we have reached a new stage in our transformation. As important as “becoming digital” is to our clients, it has become clear that it is not the destination. Rather, digital business is converging with a new kind of digital intelligence—what you will recognize as Watson. We call this Cognitive Business. In October we launched a global conversation about this new era of business and technology. Cognitive Business simultaneously speaks to clients about the coming era and explains the IBM that is now emerging. Let me describe it in greater depth. The Progress of Our Transformation Two years ago, we laid out our strategic plan to transform IBM, in order to ensure that we meet the changing needs of our clients and capture the highestvalue opportunities for our investors. As part of this, we divested commoditizing businesses that provided diminishing value to our clients and contributed revenue but little or no profit. We restructured other businesses, of which hardware was the largest—businesses vital to our future but in need of reinvention. At the same time, we dramatically accelerated the growth of our strategic imperatives— Data and Analytics, Cloud, Mobile, Social and Security—to help our clients become “digital.”

4 A Letter from the Chairman Our Solutions Are Cognitive Data is the world’s new natural resource, and it is transforming all industries and professions. IBM has been building and acquiring the capabilities necessary to lead in data and analytics, deepening our industry expertise and growing partnerships and ecosystems. Today, our data and analytics business is the industry leader, generating revenue of $18 billion in 2015. This is a strong and growing business— but its potential is actually much greater. That potential lies in the 80 percent of the world’s data that is unstructured: everything we encode in language—from textbooks and formulas to literature and conversation— plus all digital video, audio and images. This unstructured data has been essentially invisible to computers. They can capture, store and process it, but they cannot understand what it means. But with cognitive technology, we can now probe this “dark data.” Cognitive systems can ingest it all, and they can understand its meaning, through sensing and interaction. They can reason about it, generating hypotheses, arguments and recommendations. And unlike any computing system we have known, they are not programmed. Rather, they learn—from training by experts and from their own experience. In fact, they never stop learning. Cognitive includes—but is broader than— artificial intelligence, machine learning and natural language processing. And its embodiment is Watson. Watson has come a long way since it won on the American quiz show Jeopardy! in 2011. Back then, it did one thing: natural language Q&A, powered by five technologies. Today, Q&A is just one of more than 30 Watson capabilities— all of which have been turned into digital services, or application programming interfaces (APIs), delivered via the cloud. This means that we can literally build cognition into everything digital. With Watson, every digital application, product and process can understand, reason and learn. You can see why cognitive is becoming the heart of our solutions businesses. What started as one Watson unit is now a growing family: the core Watson team, which continues to build new capabilities and nurture its expanding ecosystem; and individual Watson businesses, aimed at particular industries or professional domains, such as IBM Watson Health and IBM Watson Internet of Things. Each business brings together Watson capabilities with industry expertise, vast data sets and an ecosystem of partners and clients, and each is powered by the IBM Cloud.

2015 IBM Annual Report 5 In IBM Watson Health, for example, our partners include Medtronic, Memorial Sloan Kettering Cancer Center, the New York Genome Center and CVS Health. We have enhanced our capabilities in healthcare with expertise and data sets acquired through population health management leader Phytel, health data analytics provider Explorys and medical images firm Merge Healthcare. In February 2016 we announced our intention to acquire Truven Health Analytics, a leading provider of cloud based healthcare data, analytics and insights. And Watson is being trained by the world’s leading practitioners and researchers in multiple fields of life sciences, medicine and healthcare. Because these IBM Watson units will be fed by an enormous new volume and variety of data, we have moved aggressively to expand our clients’ access to it, through partnerships with companies such as Twitter and Box and our acquisition of assets from The Weather Company. IBM Watson today is a rapidly expanding business, with clients in 36 countries, including leaders and startups in healthcare, financial services, retail, energy, automotive, government and more. And we continue to grow Watson’s capabilities—for example, giving it the capacity to “see” and expanding its natural language range beyond English—so far including Japanese, Spanish, Brazilian Portuguese and Arabic. “We can literally build cognition into everything digital. With Watson, every digital application, product and process can understand, reason and learn.”

6 A Letter from the Chairman Our Platform Is Cloud In a world being rewritten in code, coders are the new builders, and cloud is the platform on which they are building. All of our IBM Watson units, along with the rest of our growing portfolio of cognitive solutions, are being built on a cloud platform. The word “platform” is important. Much more than simply a faster and cheaper way to access IT, a cloud platform is a new model of innovation, manufacturing and distribution. Cloud platforms provide an open environment for collaboration and rapid scaling. They expose growing libraries of APIs from which partners and third parties across a broad ecosystem can create new, innovative solutions. And cloud offers access to multiple data sets and relevant expertise—not only about technology, but also from business and societal domains. The IBM Cloud is designed for this new era. It is the overall platform on which we, our clients and our ecosystem partners are building a rapidly expanding array of solutions. It encompasses multiple technology and data platforms: • IBM Bluemix, our platformasaservice for developers, was created by IBMers using Agile and Design Thinking approaches. It has grown rapidly, ending the year onboard ing 15,000 developers a week. And with more “Hybrid is the fastest growing segment of the cloud market, and IBM is the global leader in hybrid cloud for the enterprise.”

2015 IBM Annual Report 7

than 120 services, IBM Bluemix is the largest deployment of Cloud Foundry, an open source cloud application development platform.

- IBM SoftLayer is the core of our infrastructure-as-a-service platform, which now consists of 46 cloud data centers in every major market in the world. This business grew by double digits in 2015.
- The Weather Company is not just a source of enormously valuable weather data. It is a platform, and it forms the heart of our new IBM Watson Internet of Things solutions unit. Today the platform can analyze data from 3 billion weather forecast reference points, including satellites, weather stations, airplanes, consumer apps and more. It handles 26 billion inquiries to its cloud-based services each day in the United States alone, making it the country's fourth most popular app. Going forward, we will apply this powerful platform to collect, integrate and analyze data from multiple sources, such as telematics in cars, sensors in buildings, readings from wearable devices and data from smartphones, social media, supply chains and the environment.
- For our industry-leading IBM Security business, the IBM QRadar Security Intelligence Platform offers collaboration, an app exchange and pertinent APIs. Our Security business also launched IBM X-Force Exchange, a cloud platform for more than 2,000 members across 16 industries to share threat data, with one of the world's fullest catalogs of threat information, from more than 20 billion security events monitored daily.
- In January 2016 we announced IBM Cloud Video Services, enhancing our substantial organic video capabilities with the acquisitions of Aspera, Cleversafe, Clearleap and, most recently, streaming video service Ustream. Like weather, video is one of the richest and fastest-growing data sources—expected to comprise 80 percent of Internet traffic by 2019. The market for cloud-based video services, analytics and software is estimated to be more than $100 billion by 2019, and we are now positioned for strong growth there.
- Finally, Watson itself is a cloud platform, supporting a growing ecosystem. More than 80,000 developers are using Watson APIs, and more than 500 start-ups and businesses in the Watson ecosystem are building applications and solutions powered by Watson.

8 A Letter from the Chairman

Importantly, the future of cloud is hybrid, spanning public cloud, private cloud and the integration software, systems and services needed to bring these environments together securely and seamlessly. As enterprises move to the cloud, hybrid is not a transition phase; it is the destination.

Indeed, it is the fastest-growing segment of the cloud market, and IBM is the global leader in hybrid cloud for the enterprise. In this, our incumbency is a significant advantage—from processing and protecting nearly three-fourths of the world's transactions on the IBM mainframe to designing and running core banking systems, supply chains, reservation and retail systems, and more.

For example, we are bringing our large base of clients in IBM Global Technology Services (GTS) to the cloud. Last year, of our more than 70 services deals greater than $100 million, seven out of 10 featured hybrid cloud.

We have also brought all of IBM's relevant middleware into IBM Cloud. Our middleware is the world's leading IT integration platform, with one analyst firm naming us the middleware leader for the past 14 years. And middleware will be the heart of hybrid. IBM WebSphere, for example, unlocks all data and applications for the cloud. It enables clients' existing apps to access the cloud and new "born on the cloud" applications to access existing assets.

A final reason we will remain the global leader in enterprise cloud is that cloud's future depends on infrastructure innovation. This is why the full spectrum of IBM Systems remains critical in this new era. We continue to design, develop and deliver leading-edge servers, storage and software built for a hybrid cloud world. For instance, our mainframe, reinvented for mobile transactions, serves as an advanced analytics accelerator and security-rich enterprise cloud server. And our Power platform is being used to deliver cognitive workloads through the rapidly growing OpenPOWER ecosystem and a vibrant Linux community.

Cognitive and cloud—many in our industry see these as two separate phenomena. We see them differently: as two sides of the same coin, two dimensions of a single model. Cognitive is the only way to ingest and extract value from the new natural resource of data in all its forms, so that it can be turned into competitive advantage and societal value. And cloud is the platform on which these solutions are designed, built, tested and deployed in the world.

2015 IBM Annual Report 9

2015 Performance

The impact of our transformation is clear in our 2015 results.

Our strategic imperatives—Analytics, Cloud, Mobile, Social and Security—grew by 26 percent and generated $29 billion last year. As I mentioned, that represented 35 percent of IBM's total revenue at year end.

Adjusted for the impact of currency and divestitures (as are all revenue results reported in this letter), Analytics revenue grew 16 percent for the year, to $18 billion. Mobile more than tripled for the second straight year. Security grew 12 percent. And Social was up 21 percent. Not only did total Cloud revenue increase by more than 50 percent, to $10 billion, making ours the largest cloud business in the world, but our cloud-delivered as-a-service revenue continued to grow, reaching $4.5 billion in 2015, with a year-end annual run rate of $5.3 billion.

Even as we fueled these high-growth businesses, we continued to bring innovation to the businesses our clients have long valued and relied on.

IBM Global Technology Services, which is increasingly injecting automation and cognition into our services delivery, grew both

Growth of IBM Strategic Imperatives

IBM's strategic imperatives grew by 26 percent and generated $29 billion last year. That represented 35 percent of IBM's total revenue.

	Revenue Growth Yr/Yr
Analytics	16%
Cloud	57%
Mobile	250%
Security	12%
Social	21%

Revenue growth rate is at constant currency and excludes divested businesses. Overlap in strategic imperatives primarily reflects solutions delivered via Cloud.

Investment

IBM prioritizes investments in research and development, capital and acquisitions, and those investments are increasingly directed toward strategic imperatives.

2015 Total Investment: $13 billion


Strategic
Imperatives
54%

10 A Letter from the Chairman

revenue and signings, finishing with a growing backlog. We have also grown in the parts of IBM Global Business Services (GBS) where we have transitioned to our high-growth strategic imperatives, with nearly half of our GBS revenue now coming from those businesses. In December we announced that our partnership with Apple had delivered more than 100 IBM MobileFirst for iOS applications, helping to transform the way work gets done across 14 industries and 65 professions.

Our Systems Hardware business had a strong year. Since the launch of the z13 in the first quarter of 2015, we have delivered mainframe growth of 35 percent, with strong double-digit gains every quarter. Power revenue grew 4 percent in 2015 and has grown for four straight quarters on the strength of OpenPOWER and Linux on Power. The strong performance of our Systems Hardware business over the past two years—swinging from a year-to-year decline in profit of $1.7 billion in 2013 to reporting profit growth of nearly $600 million last year—is largely the result of the significant business restructuring we have implemented.

For the full year, we generated revenue of $81.7 billion, down 1 percent. We achieved operating earnings per share of $14.92 and delivered operating net income of $14.7 billion.

The progress of our transformation—in particular our growth in hardware and GTS—shows what IBMers can do to reinvent our core businesses. In 2016, we will focus on:

- Our software businesses, where we will accelerate our shift to cognitive solution-based opportunities and help our clients make the transition to as-a-service models delivered via hybrid cloud.
- GBS, where we will use cognitive to differentiate and drive our consulting business; modernize GBS's core business with digital value propositions; and grow margin through continued focus on high-value markets and improved productivity.
- Storage, where we will accelerate our shift to object storage and strengthen our leadership in flash.

Our model is based on strong generation of free cash flow, which we maintained with $13.1 billion in 2015. We use our cash to invest in the future and to return value to you, our owners.

In 2015 we invested more than 6 percent of our revenue in R&D and about $4 billion in capital expenditures. We announced 15 acquisitions. And for the 23rd consecutive year, IBM led

2015 IBM Annual Report 11 in U.S. patents earned, once again breaking the 7,000 threshold. Even more important than the total number is the transformation those patents represent. Consider that when our streak began more than two decades ago, 27 percent of our patents were in hardware. Last year, not only did we earn seven times as many total patents, but 31 percent of them were in cloud, analytics and cognitive. We also returned $9.5 billion to you in 2015, including dividends of nearly $5 billion and $4.6 billion in gross share repurchases. This marks the 20th consecutive year of an increased dividend, and IBM’s 100th straight year of providing one. The Emerging IBM Because IBM uniquely transforms both tech nology and business, our own reinventions in response to changing eras have been far reaching. This is evident again today. As you have seen, we have transformed our portfolio— shedding businesses that provided little differ entiating value to our clients, shifting our R&D and making dozens of acquisitions to fuel our growth businesses. At the same time, we have also injected new thinking and talent into IBM’s culture—such as training 60,000 IBMers in Agile methods and increasing our team “As important as ‘becoming digital’ is to our clients, it has become clear that it is not the destination. Rather, digital business is converging with a new kind of digital intelligence. We call this Cognitive Business.”

12 A Letter from the Chairman

of professional designers to more than 1,000, embedded with clients and in 23 design studios around the world. Both client satisfaction and employee engagement are on the rise.

Our experience over multiple eras of technological change has also taught us the importance of understanding its implications for the global economy, for society and for how all of us work and live. Today, some have expressed concerns about the impact of intelligent systems on jobs and the future of work. These are legitimate questions, which must be addressed in a thoughtful manner across business, government and civil society.

At IBM, our experience with cognitive systems —undertaking the deep science, learning what cognitive systems actually do and working every day to apply these capabilities in the world—has taught us that cognitive technology does not replace, but rather enhances, human capabilities. Instead of "artificial" intelligence, the real-world work of cognitive business is intelligence *augmentation*. And its benefits for the human condition will be extraordinary.

In the end, the most important challenges we face are not about technology, but about values. Whether the question is civil liberties and national security; or privacy and convenience; or some professions rising while others decline, our path to this enormously hopeful future will depend on the creation of mutual value, transparency and, above all, trust.

For IBM, 2015 was a pivotal year in our journey to this new era, providing strong confirmation of the strategic direction of our transformation. We know who we are. We know why our clients seek to work with us. We know why you choose to invest with us.

We also know why brilliant experts, professionals and innovators seek to become and remain IBMers. Together, we understand that we are at a turning point in IBM history and in the history of technology. We are committed to doing what every prior generation of IBMers has done—transforming ourselves to lead in a new era of business and technology, in order to remain essential to our clients and to the world.

My colleagues and I are excited and confident about the cognitive future, and we are working hard with our clients, partners and peers to build it. I am proud of the IBM team for bringing us here, and I am grateful to you, our shareholders, for your steadfast support.

Virginia M. Rometty
Chairman, President and
Chief Executive Officer

This letter includes selected references to certain non-GAAP financial measures that are made to facilitate a comparative view of the company's ongoing operational performance. For information about the company's financial results related to strategic imperatives, Analytics revenue, Security revenue, Social revenue, Mobile revenue and IBM revenue adjusted for the impact of currency and divestitures, which are non-GAAP measures, see Non-GAAP Supplementary Materials and related information in the Form 8-K submitted to the SEC on January 19, 2016. For information about the company's financial results related to z Systems revenue and Power revenue adjusted for currency, operating earnings per share and operating net income on a continuing operations basis and free cash flow, which are non-GAAP measures, see the company's 2015 Annual Report, which is Exhibit 13 to the Form 10-K submitted to the SEC on February 23, 2016. For reconciliation and other information concerning these items, refer to pages 33, 41 and 62 of the company's 2015 Annual Report.

2015 IBM Annual Report 13 What does it take to change the world and transform a company?

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International Business Machines Corporation 1 New Orchard Road Armonk, New York 10504 Reprinted March 2016 from the IBM 2015 Annual Report to Stockholders.

Executive Compensation Pay for Performance Strategy April 2016

Progressing our transformation into a cognitive solutions and cloud platform company Strategic Imperatives generated $29B in revenue, representing 35% of IBM’s total revenue. Continued to bring innovation to the businesses clients have long valued and relied on: Global Services grew signings and backlog, which at $121 billion increased 1% year over year at constant currency. Grew Global Technology Services revenue at constant currency excluding divested businesses. Launched the Systems Hardware flagship z13 and delivered mainframe growth of 35% at constant currency, and Power Systems returned to full year growth at constant currency for the first time since 2011. Launched IBM as the pre-eminent Cognitive Business with IBM Watson as the showcase. Additionally, created two new supporting Cognitive Businesses – Watson Health and Watson Internet of Things. Continued focus on organic innovation – ranked #1 in patents for the 23rd consecutive year. 2 2015 Performance Highlights: Generated $81.7 billion in revenue and $14.7 billion in operating net income. Continued gross margin expansion with operating margin increase of 20 basis points year over year to 50.8%. Delivered $13.1 billion of free cash flow, while at the same time investing 6% of revenue on R&D and announcing the acquisition of 15 companies, including Cleversafe and assets of The Weather Company. Increased Analystics revenue to $18 billion. Cloud revenue grew to $10 billion, making IBM the largest cloud business in the world.

3 Executive Compensation Practices in Support of Pay for Performance IBM continually reviews its corporate governance and executive compensation structure. The table below highlights practices that IBM embraces in support of our pay-for-performance philosophy:

For 2015, 90% of the compensation of the named executive officers was performance based, with nearly 72% in the form of long-term incentive, which is 100% performance based. Performance Share Units pay out nothing if threshold performance is not achieved. For Mrs. Rometty, the Board approved an annual incentive payment of $4.5 million, which represented 90% of target. The payout level considered a balanced view of performance, including financial results lower than planned, but strong growth in strategic imperatives revenue, leading to a faster remix towards the business portfolio of the future while also progressing the core portfolio of systems and services. The 2015 payout for the 2013 – 2015 PSU award was approximately 34% of its original award value. Compensation of our named executive officers is linked with IBM performance against core business metrics. These metrics and their weightings are aligned with IBM’s financial and strategic objectives and are designed to appropriately balance short- and long-term goals. Targets are set for both the annual and long-term incentive programs at aggressive levels each year. These targets, individually and together, are designed to be challenging to attain and are consistent with our financial model shared with investors each year. 4 IBM Executive Compensation: A Commitment to Pay for Performance For the other named executive officers, actual total compensation for 2015 ranged from 46% to 63% of annual total target compensation.

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Re: Voting Your IBM Shares for the 2016 Annual Meeting

Dear IBM Senior Leaders:

I am writing to remind each of you to make sure to vote all of your IBM shares for the 2016 Annual Meeting.  By now you should have received a copy of IBM’s 2016 Proxy Statement along with the proxy card. If you hold IBM shares in “street name” (i.e., through a bank or broker), you will have received a voter instruction form from your bank or broker.  We expect that many of you will receive multiple copies of the proxy materials, reflecting different ownership accounts you may have.  Please make sure to vote all of the proxy voting cards that you receive.

In 2015, IBM generated $81.7 billion in revenue, $17.7 billion in operating pre-tax income, and operating earnings per share of $14.92 from continuing operations. We returned $9.5 billion to our stockholders — approximately $4.6 billion through gross share repurchases and nearly $5 billion through dividends.  We raised our dividend for the 20th consecutive year, and 2015 was IBM’s 100th straight year of providing one.

We dramatically accelerated the growth of our strategic imperatives — cloud, analytics, mobile, social and security. Together, our strategic imperatives generated $29 billion of revenue in 2015, posting double-digit growth for the year, and in every quarter. At year end, strategic imperatives represented 35% of IBM’s revenue, up from 22% just two years ago.  We continued to invest heavily in research and development and were awarded more U.S. patents than any other company for the 23rd consecutive year.  Our investments include the announcement of 15 acquisitions, including population health management leader Phytel, health data management leader Explorys, and medical images firm Merge Healthcare to help build out our new Watson Health business unit, as well as Cleversafe and assets of The Weather Company to enhance IBM’s Cloud platform.

It is important that you show your support for IBM and vote your shares.  In particular, we are asking you to support management and the Board of Directors by voting FOR all of our directors (voting item #1), FOR the ratification of our independent accounting firm (voting item #2), FOR our Say on Pay Proposal (voting item #3), and AGAINST all three of the stockholder proposals — disclosure of lobbying policies and practices, right to act by written consent, and independent board chair (voting items #4, #5 and #6). For the reasons explained in our Proxy Statement, we believe that such votes are in the best interests of our Company and its stockholders.

•            If you hold your shares in record name (i.e., directly through our transfer agent, Computershare) and need assistance regarding your record accounts, please contact Bob Wilt at infoibm@us.ibm.com.

•                  If you hold your shares in street name (e.g., Morgan Stanley, Bank of America, Charles Schwab, or another financial institution), IBM cannot access your account or provide you with a replacement voting instruction form.  In this case, you will need to contact your broker directly in order to obtain a replacement voting instruction form.

If you have already voted all of your shares, there is no need to contact us and no further action is required on your part.  In case you have not received or have misplaced your proxy voting card, IBM periodically sends a follow-up mailing that includes a proxy voting card.

You may also find additional information at http://www.ibm.com/investor/proxyinformation.  If you do not receive a copy of the Proxy Statement by Monday, April 11, 2016, please contact Bob Wilt at infoibm@us.ibm.com.  Please do not hesitate to call me at 914-499-XXXX if you have questions or comments.

Sincerely,

/s/ Christina M. Montgomery

Christina M. Montgomery
Vice President and Secretary